Exhibit 10.2

REAL GOODS SOLAR, INC.

EMPLOYEE STOCK OPTION AGREEMENT

This Stock Option Agreement set forth below (this “Agreement”) is dated as of the date of grant set forth below and is between Real Goods Solar, Inc., a Colorado corporation (“Real Goods”), and the individual named below (the “Grantee”).

Real Goods has established its 2008 Long-Term Incentive Plan (the “Plan”) to advance the interests of Real Goods and its shareholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Real Goods and any parent or subsidiary of Real Goods.

This Agreement evidences an option grant as follows:

Granted to:
Number of Shares:
Effective Date of Grant:
Expiration Date:
Exercise Price Per Share:
Vesting Dates:

Pursuant to the provisions of the Plan, the Board of Directors of Real Goods (the “Board”) or a Committee designated by the Board (the “Committee”) has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Real Goods. The Board or the Committee authorized the execution and delivery of this Agreement. All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

The parties agree as follows:

Section 1. Grant of Stock Option; Term. Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, Real Goods hereby grants to Grantee an option (the “Option”) to purchase the number of shares (the “Option Shares”) of Real Goods’ Class A Common Stock, par value $.0001 per share (the “Common Shares”), set forth above, at the exercise price set forth above. Except as otherwise provided in this Agreement or the Plan, the Option may not be exercised after the close of business on the expiration date set forth above. Grantee hereby accepts the Option on such terms and conditions, including, without limitation, the confidentiality and noncompete provisions set forth in Section 8 of this Agreement. The Option is a Nonqualified Stock Option (as such term is defined in the Plan). Grantee shall, subject to the limitations of this Agreement and the Plan, have the right to exercise the Option by purchasing all or any part of the vested Option Shares then available for purchase under the vesting schedule set forth above (less any Option Shares previously purchased upon exercise of this Option).

Section 2. Procedures for Exercise. Grantee shall exercise all or any part of the Option by delivering to Real Goods: (i) written notice of the number of vested Option Shares to be purchased, (ii) a duly executed Stock Restriction Agreement substantially in the form of Appendix A (unless such agreement would have expired according to its terms), (iii) payment of the exercise price of such Option Shares in the form of cash or, if permitted by the Committee, qualified Common Shares, the surrender of another outstanding Award under the Plan or any combination thereof, and (iv) payment of any required withholding pursuant to Section 10. The Option shall be deemed to have been exercised as of the close of business on the date the required documents and required consideration are received by Real Goods. For purposes of this Section 2, Common Shares shall be deemed to be “qualified” Common Shares if they have been held by Grantee for six months or such other period as set from time to time by the Board or the Committee.

Section 3. Termination of Employment, Retirement, Disability or Death.

(a) Vesting shall cease on the date Grantee ceases to be employed by the Company. Following Grantee’s last day of employment with the Company, this Option shall only be exercisable for the number of Option Shares that are vested as of Grantee’s last day of employment with by the Company (less any Option Shares previously acquired upon exercise of this Option).

(b) Except as provided in Section 3(c) or 3(d), following Grantee’s last day of employment with the Company, this Option may be exercised at any time and from time to time within the lesser of (i) the 30 day period commencing on the first day after Grantee’s last day of employment with the Company or (ii) the remaining term of the Option.

(c) If termination of employment occurs due to death or disability while Grantee is an employee of the Company, then this Option may be exercised at any time and from time to time within the lesser of (i) the one year period commencing on the first day after Grantee’s last day of employment with the Company or (ii) the remaining term of the Option.

(d) If termination of employment occurs due to retirement at or after normal retirement age, as prescribed from time to time by the Company’s retirement policy, or retirement under circumstances approved by the Committee (either before or after retirement), then this Option may be exercised at any time within the lesser of (i) the three month period commencing on the first day after Grantee’s last day of employment with the Company, or, if Grantee dies during the three month period commencing on the first day after Grantee’s last day of employment with the Company, then the one year period commencing on the first day after Grantee’s last day of employment with the Company, or (ii) the remaining term of the Option.

Section 4. Issuance and Delivery of Option Shares. The stock certificate(s) representing Option Shares shall be issued to Grantee subject to satisfaction of the applicable tax withholding requirements set forth in Section 10. The issuance of Option Shares shall be in accordance with the provisions of Section 5.

Section 5. No Issuance of Option Shares if Violation. Real Goods shall not issue stock certificate(s) representing Option Shares if the administrator of the Plan or its authorized agent determines, in its sole discretion, that the issuance of such certificate(s) would violate the terms of the Plan, this Agreement or applicable law.

Section 6. Rights as an Employee or Shareholder. Except as otherwise provided in the Plan, no person shall be, or have any of the rights or privileges of, a shareholder of Real Goods with respect to any of the Option Shares unless and until certificates representing such shares shall have been issued and delivered to such person. Neither the Plan nor this Agreement shall be deemed to give Grantee any right with respect to continued employment with the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate Grantee’s employment at any time.

Section 7. Nondisparagement and Further Assistance. During Grantee’s employment and thereafter, Grantee will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage suppliers, customers or employees of the Company or otherwise have a negative impact or adverse effect on the Company. Grantee will provide assistance reasonably requested by the Company in connection with actions taken by Grantee while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Grantee was employed.

Section 8. Nondisclosure of Confidential Information; Covenants.

(a) In consideration of the receipt of the Option, Grantee agrees (i) not to disclose to any third party any trade secrets or any other confidential information of the Company (including but not limited to cost or pricing information, customer lists, commission plans, supply information, internal business procedures, market studies, expansion plans, potential acquisitions, terms of any acquisition or potential acquisition or the existence of any negotiations concerning the same or any similar non-public information relating to the Company’s internal operations, business policies or practices) acquired during Grantee’s employment by the Company or after the termination of such employment, or (ii) use or permit the use of any of the Company’s trade secrets or confidential information in any way to compete (directly or indirectly) with the Company or in any other manner adverse to the Company.

(b) Grantee agrees that, without the prior written consent of the Company, signed by the Company’s President, Grantee will not, during the term of Grantee’s employment by the Company or for a period of two years thereafter (i) accept employment with, serve as a consultant to, or accept compensation from any person, firm or corporation (including any new business started by Grantee, either alone or with others) whose products and/or services compete with those offered by the Company, in any geographic market in which the Company is then doing business or, to Grantee’s knowledge, plans to do business, (ii) contact or solicit any customers of the Company for the purposes of diverting any existing or future business of such customers to a competing source, (iii) contact or solicit any vendors to the Company (directly or indirectly) for the purpose of causing, inviting or encouraging any such vendor to alter or terminate his, her or its business relationship with the Company, or (iv) contact or solicit any employees of the Company (directly or indirectly) for the purpose of causing, inviting or encouraging any such employee to alter or terminate his, her or its employment relationship with the Company.

(c) The Company will be entitled to enforce its rights under this Agreement to the extent permitted by applicable law, specifically to recover damages permitted by applicable law by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Grantee agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement to the extent permitted by applicable law.

(d) Grantee agrees that this covenant is reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, this Section 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 8 in the particular jurisdiction in which such adjudication is made.

Section 9. Securities Laws. Grantee acknowledges that applicable securities laws may restrict the right and govern the manner in which Grantee may dispose of the Option Shares obtained upon exercise of the Option and Grantee agrees not to offer, sell or otherwise dispose of any such shares in a manner that would violate the Securities Act of 1933, as amended, or any other federal or state law.

Section 10. Income Taxes. Grantee acknowledges that when Grantee is required to recognize income for federal, state or local income tax purposes on account of the grant, vesting and/or exercise of the Option, pursuant to this Agreement, that such income shall be subject to withholding of tax by the Company. Grantee agrees that the Company may either withhold an appropriate amount from any compensation or any other payment of any kind then payable or that may become payable to Grantee or, require Grantee to make a cash payment to the Company equal to the amount of withholding required in the opinion of the Company. In the event Grantee does not make such payment when requested, the Company may refuse to issue or cause to be delivered any shares under this Agreement or any other incentive plan agreement entered into by Grantee and the Company until such payment has been made or arrangements for such payment satisfactory to the Company have been made. Grantee agrees further to notify the Company promptly if Grantee files an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to any Option Shares.

Section 11. Prohibition on Transfer or Assignment. Except as provided in the Plan, neither this Agreement nor the Option may be transferred or assigned, other than an assignment by will or by laws of descent and distribution, and this Option shall be exercisable during the Grantee’s lifetime only by Grantee or by such permitted assignee.

Section 12. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than Real Goods and the Grantee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the exercise or termination of the Option.

Section 13. Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and made a part hereof as though fully set forth in this Agreement. Grantee, by execution of this Agreement, (i) represents that he is familiar with the terms and provisions of the Plan and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Grantee accepts as binding, conclusive and final all decisions or interpretations of the administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the cause of any termination of Grantee’s employment with the Company). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly.

Section 14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. Grantee agrees and acknowledges that this Agreement satisfies in full any obligations of the Company and its subsidiaries and predecessors in connection with the grant of any stock options or other equity incentives.

Section 15. Choice of Law. To the extent not superseded by federal law, the laws of the State of Colorado shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in Denver, Colorado.

Section 16. Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date of grant set forth above.

REAL GOODS SOLAR, INC.	GRANTEE

By
Name/Title:	Name:

Address:	360 Interlocken Blvd.	Address:
Broomfield, Colorado 80021
Attn.: Stock Option Administration
Social Security No.